News Release

Contact:

Trey Whichard

Jeff Smith

BJ Services Announces a Stock Split and Cash Dividend Increase

Houston, Texas. July 28, 2005. BJ Services Company (BJS-NYSE, CBOE, PCX) announced today that its Board of Directors has declared a 2-for-1 stock split to be effected in the form of a stock dividend. To effect the stock split, the Company will make a special stock distribution of one share of common stock for each share of the Company's common stock. Stockholders of record on August 18, 2005 will receive one additional share of common stock for each share of the Company's common stock held on that date.

The payment date for the stock dividend will be September 1, 2005. Shareholders of record on August 18, 2005 will receive written notification of their additional shares from Bank of New York, the Company's transfer agent.

The Board of Directors also approved a 25% increase in the Company's quarterly cash dividend, and declared a cash dividend payable on October 14, 2005 to shareholders of record on September 15, 2005. On a post-split basis the dividend will be increased from $.04 per share to $.05 per share. On a pre-split basis the quarterly dividend was $.08 per share.

This news release contains forward-looking statements. These forward-looking statements anticipate future performance such as the Company's prospects, expected revenues, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in the Company's public filings with the Securities and Exchange Commission.

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BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)